Exhibit 99.6

Quaker and Houghton to Combine

I’m pleased to announce that we have executed a definitive agreement to combine Quaker with Houghton International, bringing together our two great companies to create one global organization which is uniquely positioned to offer a broader range of innovative solutions, services, and technical expertise. This announcement marks a truly exciting day for both our companies.

Because of the size of the transaction, it is subject to customary closing conditions, including regulatory approvals and an affirmative vote from Quaker shareholders. We anticipate the process to be completed by the end of 2017 or early 2018. Until then, each company will continue to operate as separate businesses, same as before the agreement was signed.

The proposed combination of Quaker and Houghton represents the next phase of our evolution, and stays true to our vision of growing stronger in our core business. Quaker and Houghton are two highly complementary businesses, with more than 250 years of collective history. We believe that this combination creates tremendous value for our shareholders and customers. Both Quaker and Houghton have an abundance of product and application expertise, complementary technology, and, most importantly, a shared dedication to serving their customers. By bringing together the unique expertise of both our companies we will further enhance our ability to serve our customers, broaden our product portfolio, and further position ourselves for continual growth.

With the addition of approximately 2,000 Houghton associates in 33 countries around the world, this transaction will double our size and greatly expand our global footprint. In addition, the combined company will have one of the most expansive metalworking platforms in the market, with capabilities in metal removal, forming, corrosion protection, and heat treating fluids. As a result, our new company will be better able to serve our customer base and improve their overall performance.

During the regulatory review period, we will begin planning for a successful post-close integration. Once the transaction has closed, we will begin integrating operations which will apply the best practices from both our companies.

While it is too early to have all the answers about the potential new company, let me highlight a few key points:

•	We will operate our business as usual - Until the deal closes, Quaker and Houghton will remain separate companies and operate autonomously. It is important to note that no organizational changes, because of this pending combination, can or will take place until after closing. We will, however, immediately begin our planning for the integration.

•	We will plan for cost savings - As mentioned in our press release, we anticipate there will be $45 Million in cost savings after the deal closes, driven primarily by efficiencies with raw materials and the supply chain, streamlining the combined organizations, and other third party cost reductions. It is important to remember that no changes will be made until after closing, and it will take up to two years to put all changes in place.

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•	We must stay focused - Despite the excitement and interest that will surely surround this announcement, I ask each of you to continue provide the same level of service that our customers expect from us. It is even more important now that we stay focused on achieving our 2017 objectives.

•	We will continue to be guided by our Core Values – We will continue to use all our core values to govern our decisions and behavior. There can be no compromise on safety, and we will continue to act with integrity, and treat others with respect.

•	We will keep you informed - My goal and the goal of the entire MEC is to continue to communicate well during this period before the close of this combination. Initially you will have questions that we may not be able to answer. We will work through this together, and will communicate our progress of the project at least monthly.

This combination is a great opportunity for our two great companies. I want to thank each of you for your commitment to our company and history of excellent performance. Without your support and achievements, we would not be in the position to make this exciting announcement today.

We look forward to a time when we can openly communicate Houghton associates as our colleagues from Houghton. In the meantime, be on the lookout for ongoing communications from your manager, the MEC, and through a dedicated section on QNET.

All the best,

Mike Barry

Chairman, Chief Executive Officer & President

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ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed transaction, Quaker will file a proxy statement with the Securities and Exchange Commission.  INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THIS PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Quaker with the Commission at the Commission's web site at http://www.sec.gov. Free copies of the proxy statement, once available, and of Quaker’s other filings with the Commission may also be obtained from the Company by directing a request to:  Victoria K. Gehris, Investor Relations, +1.610.832.4246.

Quaker and its directors, executive officers and other members of its management may solicit proxies from its shareholders in favor of the transaction. Information concerning such persons who may be considered participants in the solicitation of Quaker’s shareholders under the rules of the Commission will be set forth in the definitive proxy statement to be filed by Quaker with the Commission in connection with the transaction.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that demand for the Company's products and services is largely derived from the demand for its customers' products, which subjects the Company to uncertainties related to downturns in a customer's business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence. Other factors, including those related to the transaction, could also adversely affect us including, but not limited to:

•	the risk that Quaker shareholders may not approve the proposed transaction;
•	the risk that a required regulatory approval will not be obtained or is subject to conditions that are not anticipated or acceptable to us;
•	the potential for regulatory authorities to require divestitures in connection with the proposed transaction, which would result in a smaller than anticipated combined business;
•	the risk that a closing condition to the proposed transaction may not be satisfied in a timely manner;
•	risks associated with the financing of the transaction;
•	the occurrence of any event, change or other circumstance that could give rise to the termination of the purchase agreement;

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•	potential adverse effects on Quaker’s business, properties or operations caused by the implementation of the transaction;
•	Quaker’s ability to promptly, efficiently and effectively integrate Houghton’s operations into those of Quaker;
•	risks related to the disruption of each Company’s time from ongoing business operations due to the proposed transaction; and,
•	the outcome of any legal proceedings that may be instituted against the companies following announcement of the merger agreement and transactions contemplated therein.

Therefore, we caution you not to place undue reliance on our forward-looking statements.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our 2016 Form 10-K, and in our quarterly and other reports filed from time to time with the Commission. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this report. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason

This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Internal Use Only. © 2017, Quaker Chemical Corporation. All rights reserved.